Exhibit 10.2(o)

Amendment to
Performance Share Award Agreement
This Amendment, effective March 9, 2016 to the Performance Share Award Agreement (the “Agreement”) dated as of March 3, 2014 is made between Anthem, Inc. (the “Company”) and the Participant set forth in the accompanying Grant Notice to the Agreement. This Amendment is included in and made part of the Agreement.
1.A new Section 3(e) is added to read as follows, existing Section 3(e) is renumbered as Section 3(f) and all cross-references are updated accordingly:
(e)    Termination Without Cause or for Good Reason - Cigna Corporation Acquisition. Unless section 3(d) is applicable, and notwithstanding any other provisions of this Agreement to the contrary, this Section shall apply for the period beginning on the date that certain Agreement and Plan of Merger among Anthem, Anthem Merger Sub Corp., and Cigna Corporation dated as of July 23, 2015 (the “Merger Agreement”) is approved under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in accordance with Section 3.1(c)(iii)(A) of the Merger Agreement (the “HSR Approval Date”) and ending on the earlier of (1) the third anniversary of the “Closing Date” as defined in the Merger Agreement or (2) the date the acquisition of Cigna Corporation is terminated (the “Cigna Integration Period”). The Performance Period shall immediately lapse, causing any restrictions which would otherwise remain on the Performance Shares to immediately lapse, and the Shares covered by the award shall be immediately delivered if the Participant does not otherwise meet the requirements of Retirement as set forth in Section 3(a) above at Termination and, during the Cigna Integration Period, the Participation’s Termination is either (A) by the Company or an Affiliate without Cause or (B) by the Participant for Good Reason (as defined in the Executive Agreement Plan), provided that for clause (B), the Participant participates in the Executive Agreement Plan as of the HSR Approval Date.
2.    Effect on Agreement. This Amendment has no effect on the other terms of the Agreement and the Agreement shall otherwise continue in effect.

ANTHEM, INC.

By:

Printed:	Jose Thomas
Its:	EVP & Chief Human Resources Officer
Anthem, Inc.

Amendment - Performance Share Award Agreement - 2014